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                 [FREEDMAN, LEVY, KROLL & SIMONDS LETTERHEAD]

                                                                       EXHIBIT 5



                              November 15, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                      Re: Coeur d'Alene Mines Corporation
                          Registration Statement on Form S-3


Gentlemen:

     We are counsel to Coeur d'Alene Mines Corporation (the "Company") and have represented the Company in connection with the Registration Statement on Form S-3 filed with the Commission today (together with all exhibits thereto, the "Registration Statement"). The Registration Statement relates to the underwritten public offering of up to 4,864,179 shares of the Company's common stock, par value of $1.00 per share (the "Shares"), issuable to UBS Securities Inc. (the "Purchaser") pursuant to the terms of a Standby Agreement (the "Standby Agreement") between the Company and the Purchaser as described in the Prospectus forming a part of the Registration Statement. The Standby Agreement is being entered into in connection with the Company's call for redemption on December 15, 1995 (the "Redemption Date") of all of its outstanding 7% Convertible Subordinated Debentures Due 2002, and provides that the Purchaser will purchase from the Company all Shares which would have been delivered upon conversion of those Debentures that are not surrendered for conversion on or before December 14, 1995.

     This opinion is being delivered to the Commission as Exhibit 5 to the Registration Statement.

     We have examined (1) the Articles of Incorporation, and all amendments thereto, as certified by the Secretary of State of the State of Idaho, (2) the By-Laws of the Company, as certified by the Secretary of the Company as being those currently in effect, (3) the Registration Statement and (4) such other corporate records, certificates, documents and other instruments as in our opinion are necessary or appropriate in connection with expressing the opinions set forth below.

     Based upon the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and existing under the laws of the State of Idaho.

     2.  When the following events shall have occurred:

              (a) the Registration Statement, as amended, shall have been ordered effective by the Commission in accordance with the Securities Act of 1933, as amended, and

              (b) the Shares shall have been paid for and issued in accordance with the terms of the Standby Agreement and as provided in the Registration Statement,

the Shares thus sold will be legally issued, fully paid and non-assessable.

     This firm hereby consents to the reference to it under the heading "Legal Matters" appearing in the Prospectus which is a part of the Registration Statement.

                                  Sincerely,

                                  Freedman, Levy, Kroll & Simonds